Pluma, Inc.                         PLUMA
1300 Kings Mountain Road
P.O. Box 4431                                               (540) 666-0550
Martinsville, VA 24115                                      (540) 666-2069 (Fax)

May 7, 1999

Mr. William H. Watts
Senior Vice President &
     Chief Financial Officer
Pluma, Inc.
26 Broad Street
P.O. Box 5151
Martinsville, Virginia 24115

Dear Bill:

On behalf of the Compensation Committee and the Board of Directors, I am happy to report that a Special Incentive Package was approved for you at the Board meeting of April 27. The first component of this Package is an incentive for you to stay with Pluma during the upcoming months which are critical to Pluma's recovery (the "Stay Incentive"). The second is a performance-based bonus ("Performance Award") dependent upon the ("Net Income") of the Company for the six month period of April 1 through September 30, 1999 (with Net Income defined as EBITDA less interest expense and the total of all Performance Awards).

The Stay Incentive consists of two payments of thirteen thousand dollars ($13,000) each. These payments would be made on September 30, 1999 and December 31, 1999 respectively. The only requirement to receive these awards is that you be continuing as a full-time employee of Pluma on each of those dates.

The Performance Award will be based on Pluma's cumulative Net Income for the period April 1 through September 30, 1999, in accordance with the twenty-nine week business plan (the "Plan") presented to Pluma's Bank Group.

The Plan called for Net Income of three million four hundred and seventy four thousand dollars ($3,474,000). You will be eligible to receive a sixty thousand dollar ($60,000) bonus for Company performance at 110% of Plan, or three million eight hundred and twenty one thousand four hundred dollars ($3,821,400). For Company performance less than 70% of Plan there will be no bonus. And for performance at 150% of Plan your eligible bonus would be one hundred and fourteen thousand dollars ($114,000). The sliding scale to determine the eligible bonus is shown below. This incentive would be paid on or before December 31, 1999.

                                                            Mr. William H. Watts
                                                                     May 7, 1999
                                                                          Page 2


                                  PLUMA, INC.
                                  -----------
                      Proposed Performance Bonus Plan For
                          Period April-September, 1999

% of Plan      "Net Income" ($M)        % Available Bonus        Eligible Bonus
  <70%             <$2,431.8                    0%                        --
   70%              $2,431.8                   35%                   $21,000
   80%              $2,779.2                   60%                   $36,000
   90%              $3,126.6                   75%                   $45,000
  100%              $3,474.0                   90%                   $54,000
  110%              $3,821.4                  100%                   $60,000
  120%              $4,168.8                  115%                   $69,000
  130%              $4,516.2                  135%                   $81,000
  140%              $4,863.6                  160%                   $96,000
  150%              $5,211.0                  190%                  $114,000
  160%              $5,558.4                  225%                  $135,000

In addition to these awards the Board has awarded you qualified incentive options representing twenty-five thousand shares of Pluma stock at an option price of two dollars ($2.00) per share. The Company's counsel will be preparing the option documents and forwarding them to you. In addition, the Board has authorized a special severance agreement in which you would be paid your base salary for one year should you leave Pluma involuntarily any time before December 31, 2000, for any reason other than cause. Again, Terry Crumpler will be preparing the appropriate letter.

Finally, the Company has agreed to pay normal and customary moving and permanent relocation costs to cover: (1) the physical move of your furniture and other personal and household goods to the Martinsville area; (2) customary closing costs (e.g., loan origination fees, survey and title insurance, etc.) on a loan for a new home purchase in the Martinsville area; (3) the "gross-up" of (1) and
(2) to cover the income tax liabilities, if any, and (4) an allowance equivalent to one month's salary to cover other incidental expenses normally associated with a move (for example, curtains for the new house).

The Company appreciates your efforts and contributions in accomplishing a successful turnaround of Pluma. The Board hopes that you will eventually earn a substantial Performance Award under this special incentive plan.

Sincerely,

/s/ Ronald A. Norelli
Ronald A. Norelli
Vice Chairman and Chief Executive Officer (Interim)